Exhibit 99.1

FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

Acquisition Of Valaris Limited By

Transocean Ltd Call

Company Participants

•	Anton Dibowitz, Chief Executive Officer
•	David Keddington, Vice President, Treasurer
•	Keelan Adamson, President and Chief Executive Officer
•	R. Thaddeus Vayda, Executive Vice President and Chief Financial Officer

Other Participants

•	Dalton Willett, Charmos Capital Partners
•	Douglas Becker, Capital One Securities
•	Eddie Kim, Barclays
•	Fredrik Steen, Clarksons Securities
•	Gregory Lewis, BTIG
•	Keith Beckman, Pickering Energy Partners
•	Scott Gruber, Citi

Presentation

Operator

Hello, and welcome everyone joining today’s Stronger Together Investor Call with Transocean and Valaris. At this time, all participants are in a listen-only mode. Later, you will have an opportunity to ask questions during the question-and-answer session. (Operator Instructions) Please note, this call is being recorded and we are standing by should you need any assistance.

It is now my pleasure to turn the meeting over to David Keddington, Vice President and Treasurer at Transocean.

David Keddington {BIO 20510172 <GO>}

Thank you, Britney, and good morning, everyone. Welcome to our conference call to discuss today’s exciting combination of Transocean and Valaris. Leading today’s call will be Transocean President and CEO, Keelan Adamson; and Valaris President and CEO, Anton Dibowitz.

In addition to the information contained in our press release, the 8-K filed this morning and the remarks that we’d share on this call, we’d like to direct you to the investor presentation available on both companies’ websites that contains more details of the transaction.

Following our prepared comments, we will take your questions. Please limit your inquiries to one question and one follow-up as this will allow us to hear from more participants.

Before we begin, I’d like to remind everyone that today’s call will include forward looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially. Please refer to our news release and SEC filings for more information.

With that, I’ll hand the call over to Transocean’s CEO, Keelan Adamson.

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

Keelan Adamson {BIO 19787046 <GO>}

Good morning, and thanks everyone for dialing in. I’m joined this morning by Valaris’ CEO, Anton Dibowitz and other members of our management teams. We look forward to taking your questions following prepared remarks. Here’s a quick snapshot of what we will cover today. First is deal rationale. This transformational combination creates significant value for shareholders and customers. Together, we will be much stronger company as we advance our strategic priorities. Next, Anton will discuss how Valaris’ quality rig portfolio complements ours and the flexibility the combined company will provide our customers. And lastly, I’ll conclude with an overview of expected transaction synergies and how they strengthen our ongoing cost reduction efforts.

So let’s get started. We believe that the combination of Transocean and Valaris will have significant benefits for shareholders and customers. It’s also very well-timed. We agree with the broadly held view that we are at the beginning of a multi-year upcycle in offshore drilling. Our best-in-class fleet, people and customer service will clearly differentiate us from our peers. Customers will benefit from an enhanced offering of high-specification drill ships and semi-submersibles, as well as a modern jackup fleet. Our harsh environment rig portfolio is expanded, and the ARO [ph] JV will allow us to re-establish a valued relationship with Saudi Aramco. Our reach will be extended across new and attractive geographies. Our combined people, processes, and assets will enable our customers to achieve better project delivery and economics. Importantly, we see this as a highly strategic and well-timed acquisition that will deliver substantial value as we head into what we believe is a multi-year cycle -- upcycle in offshore drilling.

The implied premium in the transaction is about 10% to 20% over a 60 to 90 day period. We have identified deal-related cost synergies of more than $200 million in this all-stock transaction. Together, we will be a leaner, more profitable enterprise. Note that these savings are in addition to Transocean’s ongoing cost reduction efforts. For the past century, Transocean has led the drilling industry into new frontiers, expanding operating capabilities in the deepest waters and harshest environments. We will continue to deploy innovation and leading-edge technology to make our business even safer, more reliable, and focused on exceeding customer expectations. The transaction enhances our role as an industry pacesetter, supporting customers in their mission to efficiently develop resources around the world.

I’ve consistently emphasized our strategic priorities and our commitment to advance these with urgency and agility in all that we do. We believe that today’s transaction does just that. It checks all the boxes. It optimizes the value of differentiated assets, generates industry-leading cash flow, and creates a strong, full cycle capital structure. Transocean is a premier offshore operator. Our uptime performance last year was just shy of 98%, and more importantly, we have had zero operational integrity events or lost-time incidents. We pride ourselves on delivering high- performing, disciplined, and predictable service to our customers, and look forward to expanding that experience across a broader fleet.

As you know, one of our top priorities has been strengthening our financial foundation. We know that our debt level negatively impacts our equity value. This transaction addresses that, and our combined asset portfolio will be capable of generating significant cash to accelerate debt reduction. With a pro forma backlog of more than $10 billion, we have clear visibility on our future cash flow, and we expect that our leverage ratio will drop to about 1.5x within 24 months of closing. We also expect our liquidity to improve and our cost of capital to decline. This transaction puts us in a great position for the future. Global oil demand is expected to increase, and in the context of declining production, the upstream industry is already moving to develop new fields and increase investment in offshore exploration.

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

Forecasts call for a 150% increase in deepwater project sanctioning by the year-end 2027. Our combined fleet will be clearly differentiated to meet this demand. We will offer the most technologically advanced floater fleet in the business, directed by experienced and proven personnel. For harsh environment work, we maintain 7 highly capable semi-submersibles, and for deepwater, the pro forma company will include 24 7th gen drill ships and 2 8th gen drill ships. We will also operate a modern jackup fleet, 31 strong, 11 of which are designed for harsh environments. These assets provide a strategic presence in key shallow water geographies. We are excited to add jackups at this point in the cycle and expect to generate incremental cash flow as a result. This combination aligns with all of Transocean’s strategic priorities while creating significant customer benefits and a pathway to a higher equity value for shareholders of both companies.

Before I hand it over to Anton, let me thank all the employees that worked hard to get this deal done, but more importantly, for the dedication and commitment behind building two great companies. We are excited to welcome the Valaris team, and we will be stronger together on the road ahead.

I’ll turn it over to Anton to provide some thoughts. Anton?

Anton Dibowitz {BIO 19156465 <GO>}

Thanks, Keelen, and good morning, all. I share Keelen’s excitement for this transaction, which offers customers the most diverse fleet of premier drilling assets in the world. Together we will have an optimized global footprint, a diversified fleet of high-quality assets and a strong financial profile to support shareholder value creation.

After careful consideration with the assistance of financial and legal advisors, our board determined that this transaction represents the best path for the company and maximizes value for our shareholders. We are excited to reach an agreement that delivers meaningful value for Valaris’ shareholders, who will benefit from their share of the synergies and have the opportunity to participate in the compelling and significant future upside potential of the combined company.

Like Transocean, our culture is aligned around safety and customer service. Together, we join two great cultures and create the best fleet in the business, bar none. Keelan and his team are incredibly capable operators with a strong track record of value creation. Our confidence in the future of the combined company is underpinned by our aligned values and shared operating vision.

I would like to thank our incredible employees for their safe and hard work every day, as well as our customers around the world. I’m excited about the transaction and committed to ensuring the combined company is set-up for success in this next chapter.

I’ll turn the call back to Keelan.

Keelan Adamson {BIO 19787046 <GO>}

Thanks, Anton. Let me quickly hit the synergies before summarizing the key takeaways of this transaction. Transocean has been on a mission to safely lower costs. This is good for shareholders, and it’s good for our customers. Prior to today’s announcement, we had already reduced our cost structure by about $100 million and are on track to deliver another $150 million in savings in 2026. With Valaris, we’ve identified more than $200 million in annual deal-related synergies. When capitalized, this is expected to add more than $1.5 billion of value, equal to roughly 15% of our combined market cap.

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

In closing, the merits of this transaction are clear. The transaction benefits customers and shareholders by creating a leading company well-positioned for the upcycle in the offshore drilling business. Following close, the transaction will be accretive to free cash flow and earnings on a per share basis. It complements our ongoing cost-saving initiatives, and it establishes a significant backlog at $10 billion with attendant [ph] cash flow visibility to accelerate our debt reduction and strengthen our capital structure. We are focused on closing this transaction in the second half of 2026 and will immediately go to work to add value.

This concludes our prepared remarks. We look forward to your questions. David?

David Keddington {BIO 20510172 <GO>}

Hey. Thank you, Keelan. We’ll now open up the conference line for questions.

Questions And Answers

Operator

(Question And Answer)

Thank you. (Operator Instructions) And our first question comes from Eddie Kim with Barclays. Please go ahead. Your line is now open.

Q - Eddie Kim {BIO 20316377 <GO>}

Hi. Good morning. Keelan and Anton, congratulations on this deal. I think a lot of people have been waiting for one final large M&A in the offshore drilling space, but I don’t think Transocean acquiring Valaris was really on many people’s radar. First, could you provide some background on how the transaction came together?

And Keelan, specifically for you, Transocean became a pure-play deepwater driller when you sold your jackup fleet way back in 2017. Now you’re acquiring a large fleet of jackups. Is now the right time to get back into the shallow water drilling market, or is there maybe a thought to potentially part ways with that part of the fleet sometime in the future? Any thoughts there would be great.

A - Keelan Adamson {BIO 19787046 <GO>}

Eddie, not -- wasn’t expecting that question at all. Thanks -- thanks very much. Yes, I think trying to consolidate in this business has been difficult for a while and we’ve been watching our customers manage to achieve that and some parts of the supply chain as well. So this was a great opportunity to put the right transaction at the right time with the right companies together. So we’re really excited about the opportunity that’s ahead of us here and the potential of the combination.

And I would say to you that the fleets of Valaris complement our fleet greatly. We’re building a driller that is able to address any requirements in all water depths across the world. And we’re really excited about that. We’re building some scale. We’re being able to position ourselves for this upcoming upcycle where the CapEx spend is going to increase across all sectors. And I really think the opportunity that’s provided by the jackup fleet allows us to add more incremental cash to our business. So for us, it’s all about ensuring that we can build a high-quality asset base, that we can deliver outstanding performance to our customers, generate industry leading cash flow and de-lever our balance sheet.

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

Q - Eddie Kim {BIO 20316377 <GO>}

Got it. Great. Thanks for that color. My follow-up is just on the regulatory environment as it relates to M&A [ph]. Is there any region where you’d anticipate some challenges in getting the deal over the finish line? Your primary kind of region of overlap is in Brazil, but even that doesn’t look too bad in the context of how many rigs are drilling in the country right now. Just any thoughts on regulatory environment would be great.

A - Keelan Adamson {BIO 19787046 <GO>}

Eddie, we’ve obviously done a comprehensive review of any potential regulatory issues and we’re very confident that there are none that are presented with this transaction.

Q - Eddie Kim {BIO 20316377 <GO>}

Understood. Great to hear. Congrats on the deal again. Thanks. I’ll turn it back.

A - Keelan Adamson {BIO 19787046 <GO>}

Thanks, Eddie.

Operator

Thank you. We’ll move to Scott Gruber with Citi. Please go ahead. Your line is open.

Q - Scott Gruber {BIO 6761975 <GO>}

Yes, good morning. I’ll echo the congrats on the deal to both teams. I have a question on the targeted leverage ratio and comfort in returning cash to shareholders. You mentioned a targeted ratio of about 1.5x within 24 months. Is that the ratio where you would feel comfortable to begin returning cash to shareholders? And how do you think about the right leverage ratio longer term?

A - Keelan Adamson {BIO 19787046 <GO>}

Yes, thanks for the question. I think we’ve been pretty consistent in our message with respect to our strategic priorities, which is to de-lever our capital structure, our balance sheet, as fast as we can. And that will continue to be our main priority, especially with this transaction. This transaction obviously provides a huge opportunity for us to accelerate that process. And once we get to the right levels, we’ll evaluate every option that’s available to us at that time.

Q - Scott Gruber {BIO 6761975 <GO>}

Great. That is it for me. Thank you. And congrats again.

A - Keelan Adamson {BIO 19787046 <GO>}

Thank you.

Operator

Thank you. We’ll move to Doug Becker with Capital One. Please go ahead. Your line is open.

Q - Douglas Becker {BIO 6513022 <GO>}

Thank you. Sticking with the de-leveraging theme, what are the key assumptions beyond executing on the $10 billion of pro forma backlog to get to about 1.5x that net [ph] leverage as the target is?

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

A - David Keddington {BIO 20510172 <GO>}

I think when you look at our contract coverage across our combined fleets, we have a lot of that contract coverage in place to deliver that cash flow, to generate us -- to deliver us to 1.5x. So we’re very comfortable with that coverage that’s going to generate that cash flow.

Q - Douglas Becker {BIO 6513022 <GO>}

So no heroic assumptions on recontracting. Encouraging. And then on the synergies, I really like how you framed the present values, about 15% of pro forma market cap. What are the costs associated with realizing those savings? And just any color on how much is going to be OpEx versus CapEx?

A - R. Thaddeus Vayda {BIO 4354567 <GO>}

Hey, Doug. This is Thad. I mean, we haven’t -- we don’t anticipate that it’s going to be a significant cost associated with achieving the savings, aside from the usual sort of restructuring element that you’d see. At some point in the not-too-distant future, as we move down the path, we’ll start thinking about that and communicate those sorts of things. We haven’t yet provided any specific information on the split. Most of the cost savings will be realized from operational efficiencies, redundancies, things of that nature, and I think that that’s sort of sufficient for the level of detail right now.

Q - Douglas Becker {BIO 6513022 <GO>}

Got it. Thank you and congratulations.

A - Keelan Adamson {BIO 19787046 <GO>}

Thanks.

Operator

Thank you. We’ll move to Fredrik Steen with Clarksons Securities. Please go ahead. Your line is open.

Q - Fredrik Steen {BIO 18780611 <GO>}

Thank you. Anton and respective teams, congratulations on the Transocean, major one. Also happy to see that my thesis from December 2023 suddenly came to fruition, although a bit later than I had expected.

Anyways, I wanted to touch upon fleet rationalization now that you’re becoming the undisputed largest player here, maybe focusing on the ultra -deepwater side. I think you’ll -- when you merge, you’ll end up having control of all stacked 7G assets, as far as I’m concerned, which leads me to kind of ask in terms of the rest of your floaters, there’ll be a mix of 7th, 8th gens, 7th gens, 6th gens, and also some semis in between. Have you identified any assets among your current worn fleet that would potentially be taken out in favor of those stacked 7Gs or any other type of floater fleet rationalization beyond that?

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

A - Anton Dibowitz {BIO 19156465 <GO>}

Yes, thanks, Fredrik. I would say, in answer to that question, we’ve already rationalized as Transocean. We have gone through a significant process in removing assets that, quite frankly, don’t meet the requirements of today’s demand and capabilities over the last several years. I think we’re over 65 to 69 rigs that we’ve divested over the last while. So, when we look at this, we obviously believe that these assets are going to meet an upcycle demand. And so, at this present moment in time, no, we are always continuing to reevaluate our fleet, decide what is the best composition that we need to address the growing demand, and we’ll continue to do so.

Q - Fredrik Steen {BIO 18780611 <GO>}

Perfect. Thank you. And just one, I guess, this goes to Thad on shareholder returns. While de-leveraging is the priority currently, what -- pro forma this exercise, what would be the strict limitations on when you can return cash to shareholders? I guess it’s 3.5x under your current structure. Anything else to consider, just as we think about how cash generated in ‘26, or not necessarily ‘26 and ‘27, but 2028 and beyond is going to be used.

A - R. Thaddeus Vayda {BIO 4354567 <GO>}

Yes, so I’d suggest that that’s the current limitation. And certainly as we progress this -- planning for this transaction closing later this year, we’ll also be progressing any sort of capital restructuring that we may do. So while that is a threshold that exists currently, it could be very different sort of giving the size and scope and heft that the traditional fleet brings to the picture.

So, generally speaking, I would suggest that we would be in a position to start discussing the potential return of capital to shareholders, after the transaction closes, keeping in mind, of course, that the key priority here is de-leveraging. This is a cyclical industry, capital intensive. And even at a debt metric of 3.5x, there’s still an awful lot of gross debt that needs to be addressed.

Q - Fredrik Steen {BIO 18780611 <GO>}

All right, that’s very helpful. Then I congratulate you all again, and thank you for taking my questions.

A - Keelan Adamson {BIO 19787046 <GO>}

Thanks Fredrik.

Operator

Thank you. We’ll move to Greg Lewis with BTIG. Please go ahead. Your line is open.

Q - Gregory Lewis {BIO 7351123 <GO>}

Yes, hey, thank you and good morning, and hey, congrats on the deal to both sides. I know this was a long time coming. Thad, just since you mentioned the goal of de-leveraging, I guess aggressively, obviously a quick way to do that is to sell rigs. I don’t know how much appetite there is, and on the floater side, we don’t see a lot of transactions, but on the jackup side, there is.

Could we, or should we be, and I believe Valaris has been selling off anyway, and I guess maybe, Anton, you can talk to this also. Are we in a holding pattern until this transaction closes, or should we -- I guess this is more of a question for Anton, is -- could we see Valaris continue to accelerate its sell off out of the -- sell off some of its non-core jackups?

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

A - Anton Dibowitz {BIO 19156465 <GO>}

Look, I think I’m going to take that question, and I think I’ve answered that one before on the call. We believe in this fleet. We are excited about the combination that this company is going to be, the potential of this combination. We appreciate that the CapEx that’s going to be required for upstream as we move forward to meet the demand for oil and gas hydrocarbons is going to cover all those spaces, and this combination is all about being able to be positioned for that opportunity, so we will continue to operate the jackups and are excited to do so.

Q - Gregory Lewis {BIO 7351123 <GO>}

Okay. Great. And then, I guess, Anton, I know that Valaris was looking at selling or buying, as is all the companies over the last couple of years. I guess, what I would just say is, at this point in the cycle, what just gives you the comfort in taking rig stock? What are you seeing, and what is your expectations over the next one to two years, and how you see the market progressing that made you willing to take stock, as opposed to stock in cash at this point?

A - Anton Dibowitz {BIO 19156465 <GO>}

Look, I think, I’ll largely reiterate what Keelan just said. Part of the strength of this combination is our ability to complement what are two high-specification floater fleets with world-class jackup expertise that we bring to the combination. Jackups are a strong cash flow contributing segment in our business, and it will be a strong cash flow generating part of the combined entity.

And part of Keelan, when he opened the remarks at the beginning, said stronger together. And I think that epitomizes what we’re trying to achieve here and will achieve with this combined company. When you put these world-class fleets together, these world-class cultures together, and generate significant synergies as a result of the transaction.

Q - Gregory Lewis {BIO 7351123 <GO>}

Super helpful. Thank you very much, and congrats on the transaction.

Operator

Thank you. We’ll move to Keith Beckman with Pickering Energy Partners. Please go ahead. Your line is open.

Q - Keith Beckman {BIO 20285972 <GO>}

Hey. Thanks for taking my question. And I just had kind of a follow-up, maybe a little bit on around the fleet rationalization. I know the DPS-1 and the MS-1, I believe, rolled off late this past year, and I believe are sitting warm stack now. Do you have sort of an outlook around those rigs, or does it potentially make more sense to maybe scrap one of those or try to sell off? Any color on that. Thank you.

A - Keelan Adamson {BIO 19787046 <GO>}

I think I will pass that one to Anton, since the rigs are part of his fleet.

A - Anton Dibowitz {BIO 19156465 <GO>}

Oh, DPS-1 and MS-1 have had a great track record in Australia. Yes, a part of financial discipline is managing costs on rigs if they don’t have near-term future contracts. But we continue to market those rigs worldwide, and we’ll just have to see how that plays out.

Q - Keith Beckman {BIO 20285972 <GO>}

Very helpful. Thanks for taking my question.

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FINAL TRANSCRIPT	2026-02-09
Transocean Ltd (RIG US Equity)

Operator

(Operator Instructions) We will pause for a moment to allow additional questions to queue. (Operator Instructions) And we’ll take our next question from Dalton Willett with Charmos Capital Partners. Please go ahead. Your line is open.

Q - Dalton Willett

Hey, guys. Thanks for taking my call. Just a quick question on the jackup fleet. Do you guys see that as something you will plan to operate over the long term, or is there a chance to accelerate some of the de-leveraging by maybe looking to divest those assets longer term or in the medium-term? Thank you.

A - Keelan Adamson {BIO 19787046 <GO>}

Yes, I think it’s in line with some other questions we’ve had. We fully intend to continue operating the jackup fleet. It generates good, strong cash flow. And the opportunities for that part of the fleet in the backdrop of a growing demand and an increasing CapEx that’s going to the upstream looks like a very favorable opportunity.

Q - Dalton Willett

Thank you.

Operator

Thank you. We have no further questions in the queue. I’ll turn the program back over to our presenters for closing remarks.

A - David Keddington {BIO 20510172 <GO>}

Okay. Thanks. We’d like to thank everyone for joining our call today. And we invite you to follow-up with both companies’ investor relations contacts for any additional inquiries. We look forward to speaking with you again in a couple of weeks at our earnings call. And with that, we’ll end our call.

Operator

Thank you. This brings us to the end of today’s meeting. We appreciate your time and participation. You may now disconnect.

This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided “as is”, without express or implied warranties of any kind. Bloomberg retains all rights to this transcript and provides it solely for your personal, non-commercial use. Bloomberg, its suppliers and third -party agents shall have no liability for errors in this transcript or for lost profits, losses, or direct, indirect, incidental, consequential, special or punitive damages in connection with the furnishing, performance or use of such transcript. Neither the information nor any opinion expressed in this transcript constitutes a solicitation of the purchase or sale of securities or commodities. Any opinion expressed in the transcript does not necessarily reflect the views of Bloomberg LP. © COPYRIGHT 2026, BLOOMBERG LP. All rights reserved. Any reproduction, redistribution or retransmission is expressly prohibited.

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Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, those statements related to the proposed transaction, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction. These forward-looking statements are generally identified by the words “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “project,” “might,” “could,” “expect,” “estimate,” “intend,” “strategy,” “plan,” “predict,” “potential,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words.

Any statements about Transocean’s, Valaris’ or the combined company’s plans, objectives, expectations, strategies, beliefs or future performance or events constitute forward-looking statements. These forward-looking statements, including statements regarding the proposed transaction, are based on Transocean’s and Valaris’ current expectations, estimates, projections and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those expressed or implied by such forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. There is no assurance that these future events will occur as anticipated or that our results, estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties, many of which are beyond Transocean’s and Valaris’ control.

Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to: (i) the completion of the proposed transaction on the anticipated terms and timing, or at all, including obtaining regulatory and shareholder approvals, and the satisfaction of other conditions to the completion of the proposed transaction as well as the failure to realize anticipated benefits of the proposed transaction; (ii) potential litigation relating to the proposed transaction, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the proposed transaction (including the ability of certain counterparties of Valaris to terminate or amend contracts upon a change of control) will harm Transocean’s or Valaris’ business, including current plans and operations, including during the pendency of the proposed transaction; (iv) the ability of Transocean or Valaris to retain and hire key personnel, to retain customers or maintain relationships with their respective suppliers, customers and partners; (v) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (vii) legislative, regulatory and economic developments; (viii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Transocean’s or Valaris’ financial performance as well as unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of Transocean’s or Valaris’ businesses; (ix) the inability of Transocean and Valaris to achieve expected synergies from the transaction or that it may take longer or be more costly than expected to achieve those synergies; (x) an inability to de-leverage on the expected timeline, or at all; (xi) the imposition of any terms and conditions on any required governmental and regulatory approvals that could reduce the anticipated benefits to Transocean and Valaris of the acquisition; (xii) the inability to successfully integrate Valaris’ operations with those of Transocean without unexpected cost or delay; (xiii) certain restrictions during the pendency of the proposed transaction that may impact Transocean’s or Valaris’ ability to pursue certain business opportunities or strategic transactions; (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreaks of war or hostilities or public health issues, as well as management’s response to any of the aforementioned factors; (xv) the impact of inflation, tariffs, rising interest rates, and global conflicts, including disruptions in European economies as a result of the Ukrainian/Russian conflict and the ongoing conflicts in the Middle East, the relationship between China and Taiwan and ongoing trade disputes between the United States and China; (xvi) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xvii) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring Transocean or Valaris to pay a termination fee; (xviii) the risk that Transocean’s or Valaris’ share price may decline significantly if the proposed transaction is not consummated; (xix) there may be liabilities that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (xx) commodity price fluctuations and volatility, customer demand, loss of a significant customer or customer contracts, downtime and other risks associated with offshore rig operations and changes in worldwide rig supply; (xxi) adverse weather or major natural disasters, including hurricanes; (xxii) the global and regional supply and demand for oil and gas; (xxiii) fluctuation of current and future prices of oil and gas; (xxiv) intention to scrap certain drilling rigs; (xxv) demand, competition and technology, supply chain and logistics challenges, consumer preferences for alternative fuels and forecasts or expectations regarding the global energy transition, changes in customer strategy and future levels of offshore drilling activity; (xxvi) estimated duration of customer contracts and contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, the cost and timing of mobilizations and reactivations, operating hazards and delays, weather-related risks, risks associated with international operations, actions by customers and other third parties; (xxvii) increasing regulatory complexity, general economic, market, business and industry conditions, trends and outlook, general political conditions, including political tensions, conflicts and war, cybersecurity attacks and threats, uncertainty around the use and impacts of artificial intelligence applications, the effects of contagious illnesses including the spread of and mitigation efforts by governments, businesses and individuals and other factors, including those risks and uncertainties found in Transocean’s and Valaris’ respective filings with the SEC, including the risk factors discussed in Transocean’s and Valaris’ most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and (xxviii) those risks that will be described in future filings with the SEC and available from the sources indicated below.

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There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties and should be read in conjunction with the other forward-looking statements. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made and we undertake no obligation to update, and expressly disclaim any obligation to update, any forward-looking statements, or any other information in this communication, whether resulting from developments, circumstances or events that arise after the date the statements are made, new information, or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have expressed or implied by these forward-looking statements. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Important Additional Information and Where to Find It

The transaction relates to the proposed business combination of Transocean and Valaris pursuant to the terms of the Business Combination Agreement, dated as of February 9, 2026, and is being made by way of a scheme of arrangement pursuant to section 99 of the Companies Act 1981, as amended, under the laws of Bermuda. In connection therewith, Transocean and Valaris intend to file relevant materials with the SEC, including, among other filings, a joint proxy statement on Schedule 14A of Transocean and Valaris that will be mailed or otherwise disseminated to shareholders of each of Transocean and Valaris seeking their approval of the parties’ respective transaction-related proposals. None of the securities to be issued pursuant to the scheme of arrangement are anticipated to be registered under the U.S. Securities Act or any state securities laws, and any securities issued in the transaction are anticipated to be issued in reliance upon an exemption from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act and applicable exemptions under state securities laws.

INVESTORS AND SHAREHOLDERS OF TRANSOCEAN AND VALARIS ARE URGED TO READ THE JOINT PROXY STATEMENT, THE BUSINESS COMBINATION AGREEMENT, THE SCHEME DOCUMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND RELATED MATTERS.

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This communication does not constitute an offer to buy, or the solicitation of an offer to sell, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for the joint proxy statement or any other document that Transocean or Valaris may file with the SEC and send to their respective shareholders in connection with the proposed transaction. Investors and shareholders will be able to obtain free copies of the joint proxy statement (when available) and other documents filed with the SEC by Transocean or Valaris through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Transocean will be available free of charge on Transocean’s website at www.deepwater.com under the tab “Investors” and under the heading “SEC Filings.” Copies of the documents filed with the SEC by Valaris will be available free of charge on Valaris’ website at www.valaris.com under the tab “Investors” and under the heading “Financials” and subheading “SEC Filings.”

This communication is not intended to constitute, and does not constitute, an offer or solicitation in or into Switzerland to purchase or invest in any securities, and no application has been made or will be made to admit any securities referred to herein to trading on any trading venue (i.e., exchange or multilateral trading facility) in Switzerland. Neither this communication nor any other offering or marketing material relating to the transaction described herein or any securities referred to herein constitutes a prospectus within the meaning of the Swiss Financial Services Act of June 15, 2018, as amended (the “FinSA”), or advertising within the meaning of the FinSA.

Neither this communication nor any other offering or marketing material relating to the transaction described herein or any securities referred to herein has been filed with or approved by any Swiss regulatory authority. In particular, no material relating to the transaction described herein or any securities referred to herein has been reviewed or approved by a Swiss reviewing body (Prüfstelle) pursuant to article 51 of the FinSA.

This communication is not subject to, and has not received approval from, either the Bermuda Monetary Authority or the Registrar of Companies of Bermuda and no statement to the contrary, explicit or implicit, is authorized to be made in this regard. Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda.

Participants in the Solicitation

Transocean, Valaris and their respective directors and executive officers and certain other members of management and employees may be considered be participants in the solicitation of proxies from the shareholders of Transocean and Valaris in connection with the proposed transaction. Information about the interests of the directors and executive officers of Transocean and Valaris and other persons who may be deemed to be participants in the solicitation of shareholders of Valaris in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement, which will be filed with the SEC. Information about Transocean’s directors and executive officers is set forth in Transocean’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 18, 2025 and its proxy statement for its 2025 annual meeting, which was filed with the SEC on March 21, 2025. Information about Valaris’ directors and executive officers is set forth in Valaris’ Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 20, 2025, its proxy statement for its 2025 annual meeting, which was filed with the SEC on April 17, 2025, Valaris’ and any subsequent filings with the SEC. To the extent holdings of Transocean’s or Valaris’ securities by its directors or executive officers have changed since the amounts set forth in such filings, such changes have been or will be reflected in Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information about the directors and executive officers of Transocean and Valaris and other information regarding the potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, which may, in some cases, be different than those of Transocean shareholders or Valaris’ shareholders generally, will be contained in the joint proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from Transocean’s or Valaris’ website as described above.

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